Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center, 22nd Floor,

San Francisco, CA 94111

November 7, 2024

Chevron Corporation

5001 Executive Parkway, Suite 200

San Ramon, CA 94583

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Chevron Corporation, a Delaware corporation (“Chevron”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of an indeterminate initial offering amount of debt securities of Chevron (“Debt Securities”) and the guarantees (“Guarantees”) by Chevron of an indeterminate initial offering amount of debt securities issued by Chevron U.S.A. Inc. (“CUSA”), a Pennsylvania corporation and a wholly-owned subsidiary of Chevron. The Debt Securities will be issued under an Indenture dated May 11, 2020, as supplemented by the First Supplemental Indenture, dated as of May 11, 2020, between Chevron and Deutsche Bank Trust Company Americas as trustee, (the “Trustee”), together with the Officer’s Certificate or a Supplemental Indenture filed or incorporated by reference as an exhibit to the Registration Statement setting forth the terms of a specific series of the Debt Securities (such Indenture, as so modified or supplemented, the “Chevron Indenture”). The Guarantees will be issued under an Indenture dated August 12, 2020, as supplemented by the First Supplemental Indenture, dated as of August 12, 2020, as supplemented by the Second Supplemental Indenture, dated as of January 6, 2021, among Chevron, CUSA and the Trustee, together with the Officer’s Certificate or a Supplemental Indenture filed or incorporated by reference as an exhibit to the Registration Statement setting forth the terms of a specific series of the Guarantees (such Indenture, as so modified or supplemented, the “CUSA Indenture” and together with the Chevron Indenture, the “Indentures”).

We have reviewed the Registration Statement and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

Chevron Corporation

November 7, 2024

On the basis of the assumptions and subject to the qualifications and limitation set forth herein, we are of the opinion that:

1.

With respect to any of the Debt Securities, when (a) the Chevron Indenture has been duly authorized, executed and delivered by Chevron and duly qualified under the Trust Indenture Act of 1939, (b) the Board of Directors of Chevron or a duly authorized committee of such Board or certain officers authorized by such Board or committee (such Board of Directors or committee or authorized officers being referred to herein as the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of such Debt Securities, the terms of the offering and related matters, (c) such Debt Securities have been duly executed and authenticated in accordance with the terms of the Indenture, and (d) such Debt Securities have been issued and sold in the manner contemplated by the Registration Statement and in accordance with the Chevron Indenture, such Debt Securities will constitute the valid and legally binding obligations of Chevron, enforceable against Chevron in accordance with their terms.

2.

With respect to any of the Guarantees, when (a) the CUSA Indenture has been duly authorized, executed and delivered by Chevron and CUSA and duly qualified under the Trust Indenture Act of 1939, (b) the Board has taken all necessary corporate action to approve the issuance and establish the terms of such Guarantees, the terms of the offering of such Guarantees, and related matters, (c) such Guarantees have been duly executed and authenticated in accordance with the terms of the CUSA Indenture, and (d) such Guarantees have been issued in the manner contemplated by the Registration Statement and in accordance with the CUSA Indenture, such Guarantees will constitute the valid and legally binding obligations of Chevron, enforceable against Chevron in accordance with their terms.

Our opinions set forth above are subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

In connection with the opinions expressed above, we have assumed that (a) at or prior to the time of the delivery of any of the Debt Securities or the Guarantees, the Registration Statement, and any amendments thereto, will be effective under the Act and a supplement to the Prospectus forming a part of the Registration Statement applicable to the offer and sale of such Debt Securities or issuance of such Guarantees, will have been prepared and filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Act, (b) at or prior to the time of the issuance of any of the Debt Securities or the Guarantees, the Board shall not have rescinded or otherwise modified the authorization of such Debt Securities or Guarantees, and (c) neither the establishment of any terms of any of the Debt Securities or the Guarantees after the date hereof nor the issuance and delivery of, or the performance of Chevron’s obligations under, such Debt Securities or Guarantees will require any authorization, consent, approval or license of or

Chevron Corporation

November 7, 2024

exemption from, or registration or filing with, or report or notice to, any governmental unit, agency, commission, department or other authority (a “Governmental Approval”) or violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which Chevron or any of its affiliates is a party or by which Chevron or any of its affiliates or any of their respective properties may be bound, (ii) any Governmental Approval that may be applicable to Chevron or any of its affiliates or any of their respective properties, (iii) any order, decision, judgment or decree that may be applicable to Chevron or any of its affiliates or any of their respective properties or (iv) any applicable law (other than the General Corporation Law of the State of Delaware and the law of the State of New York in each case as in effect on the date hereof).

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP